Exhibit 5.1

Loeb&Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

March 17, 2021

PureCycle Technologies, Inc. 5950 Hazeltine National Drive, Suite 650 Orlando, Florida 32822

Ladies and Gentlemen:

We have acted as special counsel to PureCycle Technologies, Inc., a Delaware corporation formerly known as Roth CH Acquisition I Co. Parent Corp. (the “Company”), in connection with the preparation of a registration statement on Form S-1, File No. 333-251034 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale from time to time by the selling stockholders named therein of up to 25,000,000 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), to be received by them in exchange for common stock, par value $0.0001 per share (“ROCH Common Stock”) of Roth CH Acquisition I Co. (“ROCH”) to be issued pursuant to the terms of those certain subscription agreements (the “Subscription Agreements”) entered into in connection with the Agreement and Plan of Merger, dated as of November 16, 2020, as amended from time to time, by and among ROCH, the Company, Roth CH Merger Sub LLC (“Merger Sub LLC”), Roth CH Merger Sub Corp. (“Merger Sub Corp”) and PureCycle Technologies LLC (“PCT”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

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March 17, 2021 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP